Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - October 23, 2020) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2020.
3rd Quarter 2020 Summary

•Net Sales of $474.6 million, which is the second highest sales quarter in Company history
•Gross margin of 39.7%, which represents a 200 basis point improvement over the third quarter of 2019
•Earnings per Diluted Share of $0.48; a 9% increase when compared to the third quarter of 2019
•Cash flow from Operations of $138.6 million in the quarter
•1.2 million shares repurchased during the quarter
•Cash and Investments increased to $612 million after $50 million of debt paid down during the quarter

    For the third quarter of 2020, the Company reported net sales of $474.6 million, which was a decline of 1% compared to net sales of $477.8 million in the third quarter of 2019. The third quarter of 2020 was the second highest sales quarter in Company history behind only the third quarter of 2019. The impact of the COVID-19 pandemic that created extended shutdowns in the automotive industry during much of the second quarter of 2020 continued to impact global light vehicle production which was down 4% for the third quarter of 2020 when compared to the third quarter of 2019. Light vehicle production levels varied by region during the third quarter of 2020 when compared to the third quarter of 2019, as the China market expanded by 11%, both the European and Japan/Korea markets were each down approximately 8%, and the North American market was relatively flat. The Company’s main revenue generating markets are North America, Europe, and Japan/Korea which were collectively down 5% quarter over quarter.
"The third quarter began with a slow start as orders in July were far behind prior year actual results but as the quarter progressed our customer orders continued to grow and ultimately ended at the highest sales levels of the year,” said President and CEO Steve Downing. “The change in sales volumes

Exhibit 99.1
from the second quarter to the third quarter created numerous difficulties from an operations and planning perspective, but once again our team met the challenge, and is doing an unbelievable job to meet our customer order requirements with a very high level of operational efficiency. In fact, during the third quarter volumes increased so quickly that it became very difficult for our operations team to keep up, but in typical Gentex fashion, the team pulled together, with many salaried employees volunteering to help build parts to ensure we were able to meet our customers' orders," noted Downing.
    For the third quarter of 2020, the gross margin was 39.7%, compared to a gross margin of 37.7% for the third quarter of 2019. Gross margin improved significantly on a quarter over quarter basis, which was driven by the strength in orders during the quarter and the previously announced $35 million in annualized structural cost reductions that took place in the second quarter of 2020. Gross margin was also positively impacted by purchasing cost reductions and improvements in tariff related costs, which together were able to offset the impact caused by annual customer price reductions. "The cost savings actions that we took during the second quarter had a sizable and direct impact on the results reported today. These efforts have reset profitability of the Company for the second half of 2020 and set the stage for what we believe will be strong margin performance as we head into 2021 and beyond. The third quarter of 2020 margin performance was the result of quick decision making and flawless execution by the entire Gentex team. We believe we are poised for future success based on our operational strength, as well as our current product portfolio," said Downing.
     Operating expenses during the third quarter of 2020 decreased by 5% to $49.4 million, compared to operating expenses of $52.2 million in the third quarter of 2019. The decrease was primarily driven by the structural cost reductions made during the second quarter of 2020.
    Income from operations for the third quarter of 2020 was $138.9 million, which was an increase of 8% when compared to income from operations of $128.1 million for the third quarter of 2019. "Operating income improved on a quarter over quarter basis driven by product mix, operational efficiency, and the structural cost changes that were executed in the second quarter. Operating income was also positively impacted by the fact that many of the industry trade shows that we normally participate in have been cancelled due to the pandemic and most of our business development teams have been unable to travel to customers globally. As we move forward, the Company looks forward to being able to display products

Exhibit 99.1
at trade-shows and getting back to more normalized levels of business travel to our global customers. Once these selling expenses begin to increase, it is expected to have an approximate negative impact of 50 to 100 basis points on operating margin, but should help the Company secure our future order pipeline," said Downing.
During the third quarter of 2020, the Company's effective tax rate was 18.1%, up from 15% during the third quarter of 2019. The increase in the tax rate was driven by a lower foreign derived intangible income deduction, lower discrete benefits and certain state taxes.
The Company had a 5% increase in net income to $117.1 million for the third quarter of 2020 which compared to net income of $111.9 million in the third quarter of 2019. The increase in net income was accomplished despite the quarter over quarter decrease in sales when compared to the third quarter of 2019. This increase in net income was driven by increased gross and operating profits which were the result of the positive product mix in the third quarter of 2020, operating efficiency, and structural cost savings that were put in place during the second quarter of 2020.
The Company had earnings per diluted share for the third quarter of 2020 of $0.48, which compared to earnings per diluted share of $0.44 for the third quarter of 2019, primarily as a result of the increase in net income, as well as a lower diluted share count when compared to the third quarter of 2019 as a result of share repurchases pursuant to the Company's previously disclosed share repurchase program.
    Automotive net sales in the third quarter of 2020 were $464.7 million, compared with $464.3 million in the third quarter of 2019. Automotive net sales were strong during the third quarter of 2020 despite the 3% quarter over quarter decrease in auto-dimming mirror unit shipments, primarily driven by revenue growth of the Company's Full-Display Mirror® product.
    Other net sales in the third quarter of 2020, which includes dimmable aircraft windows and fire protection products, were $10.0 million, a decrease of 26% compared to other net sales of $13.5 million in the third quarter of 2019. Dimmable aircraft window sales decreased by 52% for the third quarter of 2020 when compared to the third quarter of 2019. The Company expects that dimmable aircraft window sales will be impacted until the recovery of the aerospace industry begins and the Boeing 787 aircraft production levels improve.

Exhibit 99.1
Debt Repayment
During the third quarter of 2020, the Company paid down $50 million of debt on the Company's revolving credit facility. The Company currently anticipates it will pay the remaining balance on its credit facility during the fourth quarter of 2020.
Share Repurchases
During the third quarter of 2020, the Company repurchased 1.2 million shares of its common stock at an average price of $26.93 per share. As of September 30, 2020, the Company has approximately 11.9 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the impact of the COVID-19 pandemic), market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecast for light vehicle production for the fourth quarter 2020, and full years 2020 and 2021 is based on the mid-October 2020 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. Based on this information, light vehicle production in the Company's primary markets are expected to be down 2% for the fourth quarter of 2020 versus the same period last year. For calendar year 2020, light vehicle production in the Company's primary markets is expected to be down 16% when compared to calendar year 2019. Fourth quarter 2020, and calendar years 2020 and 2021 vehicle production volumes are shown below:

Light Vehicle Production (per IHS Markit mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2020	Q4 2019	% Change	Calendar Year 2021	Calendar Year 2020	Calendar Year 2019	2021 vs 2020 % Change	2020 vs 2019 % Change
North America	3.82	3.84	(1)%	15.90	13.00	16.32	22%	(20)%
Europe	5.11	5.17	(1)%	18.97	16.37	21.14	16%	(23)%
Japan and Korea	3.13	3.22	(3)%	11.83	11.08	13.11	7%	(15)%
China	7.07	7.36	(4)%	24.18	22.84	24.67	6%	(7)%
Total Light Vehicle Production	19.13	19.59	(2)%	70.88	63.29	75.24	12%	(16)%

Exhibit 99.1
Based on this light vehicle production forecast and the structural changes that the Company has made over the last several months, the Company is updating previously provided guidance estimates for the second half of 2020. Given the magnitude of changes this year, the Company continues to believe that providing updated second half guidance will provide a more accurate representation of the new cost structure and financial performance for the remainder of 2020. The Company's updated estimate is that net sales for the second half of 2020 will be between $940 million and $960 million. The Company is also providing additional updated guidance for the second half of 2020 as shown in the table below:

2020 Guidance
Item	2nd Half 2020 as of July 24, 2020	2nd Half 2020 as of October 23, 2020
Net Sales	$865m - $915m	$940m - $960m
Gross Margin	36% - 37%	39% - 40%
Operating Expenses	$88m - $93m	$95m - $100m
Tax Rate	17% - 19%	16% - 17%
Capital Expenditures	$30m - $40m	$25m - $30m
Depreciation & Amortization	$52m - $55m	$50m - $55m

Based on the mid-October 2020 light vehicle production estimates for 2021, the Company is re-introducing revenue guidance for 2021, despite the fact that there continues to be significant uncertainty regarding macroeconomic conditions, underlying overall consumer demand for light vehicles worldwide, and the continued impact from the COVID-19 pandemic. The Company currently estimates that revenue for calendar year 2021 will be approximately 15 - 20% higher than estimated revenue in calendar year 2020.
"While the COVID-19 pandemic continues to create significant uncertainty, the very rapid recovery in light vehicle production over the last several months leaves us cautiously optimistic about the trends in the economy heading into 2021. We adapted very quickly in the second quarter to the COVID-19 pandemic to adjust our cost structure because we were estimating that global light vehicle production, and therefore our total addressable market, was likely to be much smaller over the next few years than it was in calendar years 2017 to 2019. We remain focused on further developing and adding to our product strategy and launch execution to help us maintain our history of growth that outperforms the underlying market. We expect that our focus on both cost control and new product innovation will provide above market returns for our shareholders over the next several years,” concluded Downing.

Exhibit 99.1

Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “poised”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required

Exhibit 99.1
by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of October 16, 2020 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, October 23, 2020. The dial-in number to participate in the call is 844-389-8658, passcode 9858208. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/rjke6c9y. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
North American Interior Mirrors	2,234	2,139	4%	5,040	6,571	(23)%
North American Exterior Mirrors	1,404	1,412	(1)%	3,093	3,961	(22)%
Total North American Mirror Units	3,638	3,551	2%	8,133	10,532	(23)%
International Interior Mirrors	4,940	5,189	(5)%	11,670	15,785	(26)%
International Exterior Mirrors	1,981	2,101	(6)%	7,028	6,025	17%
Total International Mirror Units	6,921	7,290	(5)%	18,697	21,810	(14)%
Total Interior Mirrors	7,174	7,328	(2)%	16,709	22,356	(25)%
Total Exterior Mirrors	3,385	3,513	(4)%	10,121	9,986	1%
Total Auto-Dimming Mirror Units	10,559	10,841	(3)%	26,830	32,342	(17)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Sales	$474,638,584	$477,761,417	$1,158,325,866	$1,415,061,768

Cost of Goods Sold	286,401,872	297,440,131	769,556,865	888,558,373
Gross Profit	188,236,712	180,321,286	388,769,001	526,503,395

Engineering, Research & Development	27,812,730	29,398,725	86,421,121	85,847,249
Selling, General & Administrative	21,571,093	22,786,881	65,206,080	63,019,167
Operating Expenses	49,383,823	52,185,606	151,627,201	148,866,416

Income from Operations	138,852,889	128,135,680	237,141,800	377,636,979

Other Income	4,044,109	3,443,833	9,157,820	9,133,621
Income before Income Taxes	142,896,998	131,579,513	246,299,620	386,770,600

Provision for Income Taxes	25,804,396	19,681,661	42,075,250	61,633,712

Net Income	$117,092,602	$111,897,852	$204,224,370	$325,136,888

Earnings Per Share(1)
Basic	$0.48	$0.44	$0.83	$1.27
Diluted	$0.48	$0.44	$0.82	$1.26

Cash Dividends Declared per Share	$0.120	$0.115	$0.360	$0.345

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2020	December 31, 2019
ASSETS
Cash and Cash Equivalents	$400,499,542	$296,321,622
Short-Term Investments	52,578,480	140,384,053
Accounts Receivable, net	268,457,875	235,410,326
Inventories	233,358,102	248,941,855
Other Current Assets	20,424,567	29,319,036
Total Current Assets	975,318,566	950,376,892

Plant and Equipment - Net	474,019,432	498,316,100

Goodwill	311,216,556	307,365,845
Long-Term Investments	159,011,362	139,909,323
Intangible Assets	247,911,399	250,375,000
Patents and Other Assets	24,997,791	22,460,033
Total Other Assets	743,137,108	720,110,201

Total Assets	$2,192,475,106	$2,168,803,193

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$236,489,170	$171,846,800
Other Non-current Liabilities	15,071,701	7,414,424
Deferred Income Taxes	45,301,936	51,454,149
Shareholders' Investment	1,895,612,299	1,938,087,820
Total Liabilities & Shareholders' Investment	$2,192,475,106	$2,168,803,193